Exhibit 10.20

CONSULTING AGREEMENT

Effective November 13, 2023, Lawrence Steinman (“Consultant”) and Pasithea Therapeutics Corp. (the “Company”) agree as follows:

1. Services; Payment; No Violation of Rights or Obligations. Consultant agrees to undertake and complete the services set forth and described in Exhibit A in accordance with and on the schedule specified in Exhibit A and other such matters as the Company may reasonably require (the foregoing, collectively, the “Services”). As the only consideration due to Consultant regarding the subject matter of this Consulting Agreement (the “Agreement”), the Company will compensate Consultant in accordance with Exhibit A. Consultant shall personally perform the Services. Consultant agrees that Consultant will (i) not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of the Company; (ii) render the Services as are requested from time to time by the Company in such manner as it and the Company mutually shall agree; (iii) render the Services ethically and conscientiously and devote its best efforts and abilities to the Company; and (iv) observe all policies and directives in place from time to time by the Company for independent contractors. The Services shall be non-exclusive to the Company, provided that any such other services do not interfere with or conflict with the Services to be provided by Consultant under this Agreement. Furthermore, Consultant shall not be authorized to incur on behalf of the Company any expenses incurred in connection with rendering the Services and will be responsible for all expenses incurred unless otherwise agreed to in advance by the Company’s Chief Executive Officer, which consent shall be evidenced in writing.

2. Ownership; Rights; Publicity.

a. The Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Confidential Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to the Company and hereby assigns such Inventions to the Company. Consultant will not disclose any Invention to anyone other than persons authorized by the Company, without the Company’s express prior written instruction to do so. All Inventions shall belong solely to the Company from conception. Consultant hereby expressly disclaims all interest in all Inventions. Consultant hereby irrevocably assigns to the Company all of Consultant’s right, title and interest to that Invention. Consultant shall assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints the Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

b. Upon termination or as otherwise requested by the Company, Consultant will promptly provide to the Company all items and copies containing or embodying Confidential Information (defined below), except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. To the extent allowed by law, Section 2.a and any license granted to the Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, Company may and is hereby authorized to (and to allow others to) use Consultant’s name in connection with promotion of its business, products or Services. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by the Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for the Company’s exclusive benefit.

d. If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants the Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

e. Nothing herein shall be construed to restrict, impair or deprive Consultant of any of its rights or proprietary interest in technology or products that existed prior to and independent of the performance of Services.

3. Warranties and Other Obligations. Consultant represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement); (iv) Consultant shall comply with all applicable laws and the Company’s safety rules in the course of performing the Services; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

4. Consulting Period; Termination; Survival. This Agreement may be terminated by the Consultant upon thirty (30) days prior notice to the Company. The Company may terminate this Agreement at any time upon notice to the Consultant. In the event of such termination by the Company, the Consultant shall be entitled to payment for any Services rendered and undisputed expenses incurred prior to the date of termination.

5. Competitive Employment and No Solicitation.

a. Except and to the extent prohibited by law, during the Term, and for a period of one (1) year following termination of this Agreement, the Consultant shall not, directly or indirectly, (a) engage in or be connected with any business competing with the business engaged in or proposed to be engaged in by the Company, whether as an officer, director, stockholder, owner, employee, partner, affiliate or consultant, or assist others engaging in any such business, except with the prior approval of the Company, or (b) induce, solicit, persuade, entice or attempt to induce, solicit, persuade or entice, any person or entity associated with the Company as an employee, consultant, agent or customer to terminate or leave his, her or its association with the Company.

b. The Consultant acknowledges that the provisions of this Section 5 contain limitations and restrictions that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, such as the Company’s need to protect its Confidential Information and Inventions.

c. The Consultant further acknowledges that money damages would not be a sufficient remedy for any breach by the Consultant of this Section 5 and that the Company shall be entitled to equitable relief, including an injunction and specific performance without the necessity of posting a bond, as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Section 5, but shall be in addition to all other remedies available to the Company at law or in equity.

6. Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of the Company and shall not bind nor attempt to bind the Company to any contract. Consultant shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Consultant shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Consultant’s obligations under any provision of this Agreement, for the Company’s benefit and Consultant will be responsible for any noncompliance by them.

7. Confidentiality.

a. For the purposes of this Agreement, “Confidential Information” means any and all information disclosed by or on behalf of the Company to Consultant or any of Consultant’s employees, agents or other representatives (collectively, “Representatives”), prior to or during the term of this Agreement, regardless of whether the information is received in written, oral, visual or other form, including, but not limited to, any and all: (i) information regarding any products and proposed products of the Company or any of its affiliates, including, but not limited to, marketing plans, specifications and advertiser lists; (ii) any other business, technical, financial or other information of the Company or any of its affiliates and (iii) any information with respect to which the Company or any of its affiliates is under an obligation of confidentiality to a third party.

b. Notwithstanding the foregoing, “Confidential Information” does not include any information which: (i) is publicly known prior to disclosure hereunder by the Company, or subsequent to such disclosure without breach of this Agreement, (ii) is known, as evidenced by documentation, to Consultant prior to disclosure hereunder by the Company, provided that any source of such information was not known by Consultant to be under an obligation of confidentiality with respect to such information, (iii) is disclosed to Consultant, without any obligation of confidentiality, by a third party having a bona fide right to do so or (iv) is independently developed, as evidenced by documentation, by Consultant without use of or access to any Confidential Information.

c. Consultant will store the Confidential Information in a secure location, and will handle and protect the Confidential Information with no less care than that with which Consultant handles and protects Consultant’s own highly confidential and proprietary information (but in no event less than a reasonable degree of care).

d. Consultant will use the Confidential Information only in connection with the provision of Services to the Company (the “Purpose”). Consultant will not directly or indirectly disclose the Confidential Information to any person or company, other than its Representatives who have a need to know the Confidential Information in connection with the Purpose. Consultant will be responsible for its Representatives’ compliance with the provisions of this Agreement.

e. If Consultant is requested to disclose any Confidential Information pursuant to any judicial or governmental order, Consultant will not disclose such Confidential Information without first giving the Company written notice of the request and sufficient opportunity to contest the order and/or obtain confidential treatment for such disclosure.

f. At the request of the Company, Consultant will, at the Company’s option, either promptly return to the Company, or destroy and certify that it has destroyed, all copies, in its or any of its Representatives’ possession or control, of any and all documents, computer files and other materials that contain or are derived from any Confidential Information.

g. Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for the Company. Consultant warrants that there is no existing contract or duty on Consultant’s part inconsistent with this Agreement, unless a copy of such contract or a description of such duty is attached to this Agreement as Exhibit B. Consultant further agrees not to disclose to the Company, or bring onto the Company’s premises, or induce the Company to use any confidential information that belongs to anyone other than the Company or Consultant.

h. Defend Trade Secrets Act Notice. Consultant acknowledges receipt of notice of the following immunities under 18 USC Section 1833(b): An individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to its attorney and use the trade secret information in the court proceeding if the individual: (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

i. This Confidentiality Section shall survive any expiration or termination of this Agreement with respect to any Confidential Information that was received prior to the date of such expiration or termination, for a period of five (5) years following the date of such expiration or termination (or, if longer, for as long as the Company maintains the Confidential Information as a trade secret).

8. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of the Company. Any attempt to do so shall be void. The Company may fully assign and transfer this Agreement in whole or part.

9. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of [Delaware], notwithstanding any rules regarding choice of law to the contrary. Any legal action or proceeding with respect to this Agreement shall be brought only in the state or federal courts located in the State of [Delaware], and by execution and delivery of this Agreement, each party hereby accepts the jurisdiction of the aforesaid courts with respect to any such action or proceeding.

10. Non-Disparagement. Consultant and the Company agree that during the term and at all times thereafter, Consultant shall not disparage the reputation of the Company, its products or services, or any of its officers, directors, employees or representatives. Notwithstanding the foregoing, nothing in this section will be deemed to prohibit (a) truthful communications in response to a request by a regulator or self-regulatory organization; (b) truthful responses to a subpoena or other legal process; or (c) any truthful testimony or pleadings in any administrative, legislative, judicial, or other legal proceeding.

11. Miscellaneous. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

[Signature Page Follows]

CONSULTANT:	COMPANY:

PASITHEA THERAPEUTICS CORP.:

/s/ Lawrence Steinman	/s/ Tiago Reis Marques
Lawrence Steinman	By:	Tiago Reis Marques
	Title:	CEO

Exhibit A

Consultant shall perform Services that are normally associated with a consultant. The duties and responsibilities, will include, but are not limited to the following:

☐	Fulfill the Company’s mission and strategic objectives by advancing assets through pre-clinical and early clinical development,

☐	Formulate and supervise the overall research & development strategy of the Company including all phases of discovery and preclinical development, including setting research priorities,

☐	Supervise research projects and oversee the technological development of processes,

☐	Be responsible for keeping the Company up to date with industry trends and advancements,

☐	Recommending future research projects and opportunities,

☐	Identify potential partners for the Company’s pre-clinical assets, and assist in business development efforts related to the Company’s pre-clinical assets, and

☐	Represent the scientific interests of the Company.

Compensation for performing the Services shall be $25,000 per quarter.

Exhibit B